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                    [Logo of Burlington Northern Santa Fe]

                                                                    Exhibit 99.2

Contact:  Richard A. Russack                             FOR IMMEDIATE RELEASE
          (817) 352-6425

                      BNSF Adopts Shareholder Rights Plan

     FORT WORTH, Texas, December 22, 1999 -- Burlington Northern Santa Fe Corporation (BNSF) today announced that its Board of Directors has adopted a shareholder rights plan. In connection with this plan, the Company's Board of Directors declared a dividend of one Preferred Stock Purchase Right for each outstanding share of BNSF Common Stock. The dividend will be distributed on December 31, 1999, to shareholders of record on that date. Shareholders are automatically entitled to the Rights corresponding to their shares owned, and no physical distribution of new certificates will be made at this time. The distribution is not taxable to shareholders under U.S. laws.

     Subject to certain exceptions, each Right will be exercisable only if a person or group acquires 15 percent or more of BNSF Common Stock or announces a tender or exchange offer which would result in ownership of 15 percent or more of the Common Stock.

     Each Right, which is not presently exercisable and is represented by BNSF's Common Stock certificate, will entitle its holder to buy one one-hundredth of a share of Series B Junior Participating Preferred Stock at an exercise price of $100.00, subject to adjustment. Following the acquisition of 15 percent or more of BNSF Common Stock by a person or group, each holder of a Right (other than the acquiring person or group) will be entitled to purchase one share of Common Stock per Right at one-half of the market price. In the event of a subsequent combination, merger or other acquisition of the Company, each holder of a Right will be entitled to buy shares of common stock of the acquiring entity at one-half of the market price of those shares.

     A Right is redeemable for $.01 per Right, subject to adjustment, before the control by a person or group of 15 percent or more of BNSF's Common Stock. Each Right will expire on December 18, 2009. Further information will be mailed to all BNSF shareholders after December 31, 1999.

     Adoption of the plan was required by the terms of the combination transaction with the Canadian National Railway Company announced on Monday, December 20, 1999.

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     Through its subsidiary, The Burlington Northern and Santa Fe Railway
Company, BNSF, headquartered in Fort Worth, Texas, operates one of the largest rail networks in North America, with 34,000 route miles of track covering 28 states and two Canadian provinces.

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